AMENDED AND RESTATED
                           ARTICLES OF INCORPORATIOIN
                                       OF
                                 PEREGRINE, INC.

                                    ARTICLE I

Name. The name of the corporation (hereinafter called "Corporation") is Peregrine, Inc.

                                   ARTICLE II

Period of Duration. The period of duration of the Corporation is perpetual.

                                   ARTICLE III

Purposes and Powers. The purpose for which this Corporation is organized is to engage in the business of investing in, participating in, and joint venturing in, and acquiring of all forms of investment and businesses and to engage in any and all other lawful business.

                                   ARTICLE IV

Capitalization. (a) Common Stock. The Corporation shall have authority to issue 50,000,000 shares of common stock having a par value of one mil ($.001). All common stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid common stock of this corporation shall not be liable for further call or assessment. The authorized common shares shall be issued at the discretion of the Directors. (b) Preferred Stock. The Corporation shall have the authority to issue 5,000,000 shares of preferred stock each having a par value of $.001, with such rights, preferences and designations as to be issued in such series as determined by the Board of Directors of the Corporation.

                                    ARTICLE V

Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

                                   ARTICLE VI

Registered Office and Registered Agent. The address of the registered agent of the Corporation is National Account Management Services, Inc., 240 N. Jones Blvd., #F177, Las Vegas, NV 89107.

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                                   ARTICLE VII

Directors. The Corporation shall be governed by a Board of Directors consisting of no less than one (1) and no more than nine (9) directors. Directors need not be stockholders in the Corporation but shall be elected by the stockholders of the Corporation. The number of Directors constituting the initial Board of Directors is one (1) and the name and post office address of the person who shall serve as Director until his successors are elected and qualified is:

                           Paul Beatty
                           4766 Holladay Blvd.
                           Holladay, UT 84117

                                   ARTICLE VII

Preemptive Rights. There shall be no preemptive rights to acquire unissed and / or treasury shares of the stock of the Corporation.

                                   ARTICLE IX

Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the rights to vote in person or by proxy trhe number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election.

                                    ARTICLE X

Liability of Directors and Officers. No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment.

The number of shares of the Corporation outstanding at the time of the adoption of the foregoing was 46,511,087 and the number of shares entitled to vote thereon was the same. The number of shares consenting to the action was 26,500,000. The shareholders consenting to the action represent a majority of the issued and outstanding shares.

         Effective this 10th day of January 2002.

                                              /s/ Hank Vanderkam
                                             -------------------------
                                             Hank Vanderkam, Secretary